                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                   _________________________________________


                                    FORM 8-K

                   _________________________________________



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                August 27, 1994
                       (Date of earliest event reported)



                                ITT CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE
(State or other jurisdiction of                 1-5627                    13-5158950
incorporation or organization)          (Commission File Number)       (I.R.S. Employer
                                                                     Identification Number)

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK                             10019-5490
    (Address of principal executive offices)                                (Zip Code)



              Registrant's telephone number, including area code:
                                 (212) 258-1000
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ITEM 5.  OTHER EVENTS.

         On August 27, 1994, MSG Holdings, L.P. ("Holdings"), a partnership between a subsidiary of ITT Corporation ("ITT") and a subsidiary of Rainbow Programming Holdings, Inc. ("Rainbow"), a wholly-owned subsidiary of Cablevision Systems Corporation ("Cablevision"), entered into an Agreement and Plan of Merger with Viacom Inc., Paramount Communications Realty Corporation, ITT and Rainbow Garden Corporation, a wholly-owned subsidiary of Rainbow, pursuant to which Holdings will acquire Madison Square Garden Corporation ("MSG") in a transaction in which MSG will be merged with and into Holdings. The purchase price payable by Holdings for MSG will be approximately $1.075 billion, payable in cash.

         MSG owns the world famous 20,000 seat Madison Square Garden Arena and the adjoining 5,600 seat Paramount Theater; the National Hockey League ("NHL") Stanley Cup Champion New York Rangers; the National Basketball Association ("NBA") Championship finalist New York Knicks; and the Madison Square Garden Network, with five million subscribers for Knicks basketball, Rangers hockey, Yankees baseball, boxing, college basketball and other programming.

         The acquisition is subject to customary terms and conditions including the expiration of Hart-Scott-Rodino waiting periods and approvals by the NHL and the NBA of the indirect transfers of the sports franchises, and is expected to close by December 31, 1994.

         ITT, Rainbow and Cablevision are parties to an Agreement, made as of August 15, 1994 (the "Bid Agreement"), pursuant to which it has been agreed that Holdings will fund the purchase price of the acquisition through (i) an equity contribution from Rainbow of $110 million, (ii) borrowing from a third party or from ITT, and (iii) an equity contribution from ITT of the balance. Within 12 months following the MSG closing, Rainbow may elect to acquire interests in Holdings from ITT sufficient to equalize the equity ownership of ITT and Rainbow in Holdings.


                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           ITT CORPORATION


                                           By      /s/ WALTER F. DIEHL, JR.
                                               ---------------------------------
                                                       Walter F. Diehl, Jr.
                                                        Vice President and
                                                     Associate General Counsel


Dated:  September 27, 1994